EXHIBIT (2)(k)(1)(c)

AMENDMENT TO SERVICE AGREEMENT

AMENDMENT made as of this 24th day of June, 2021 to each of the agreements listed in Appendix A (each an “Agreement”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Each Agreement is amended to add the following provision:

In connection with its provision of the Services, John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC) may delegate to one or more companies that John Hancock Investment Management LLC (“John Hancock”) controls, is controlled by, or is under common control with, or to specified employees of any such companies, some of John Hancock’s duties under this Agreement, provided in each case that (i) John Hancock will supervise the activities of each such entity and employees thereof, (ii) such delegation will not relieve John Hancock of any of its duties or obligations under this Agreement, and (iii) any such arrangements are entered into in accordance with all applicable requirements of the Investment Company Act of 1940 and U.S. Securities and Exchange Commission guidance thereunder. Notwithstanding the foregoing, John Hancock will not delegate or designate the performance of fair value determinations relating to fund investments.

2.	Effective Date

This Amendment shall become effective for a particular John Hancock fund that is a party to an Agreement listed in Appendix A (a “John Hancock Fund”) upon the later to occur of: (i) approval of the Amendment by the Board of Trustees of the John Hancock Fund, and (ii) execution of the Amendment.

3.	Miscellaneous

Except as set forth herein, all provisions of the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management LLC

By:	/s/ Jay Aronowitz
Jay Aronowitz
Chief Investment Officer

Each John Hancock Fund Listed in Appendix A

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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Appendix A

Agreement dated August 15, 1994, as amended, between John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC) and John Hancock Financial Opportunities Fund (BTO)

Agreement dated August 15, 1994, as amended, between John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC) and John Hancock Premium Dividend Fund (PDT)

Agreement (the “Legacy Retail Fund Agreement”) dated January 1, 1996 between John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC) and the funds listed below.

John Hancock Fund	Trust

California Tax-Free Income Fund	John Hancock California Tax-Free Income Fund

Classic Value Fund	John Hancock Capital Series

Fundamental Large Cap Core Fund	John Hancock Investment Trust

U.S. Global Leaders Growth Fund	John Hancock Capital Series
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